 Exhibit 99.2

Castellum Announces Signing of LOI to Acquire $10 million

government contractor

Bethesda, Maryland – November 7, 2022 – Castellum, Inc. (NYSE AMERICAN: CTM) is pleased to announce the signing of a letter of intent to acquire an East-coast based government contractor generating approximately $10 million in revenue. Subject to due diligence and the execution of a definitive purchase agreement, the Company hopes to close the acquisition by the end of January 2023.

“We are very pleased to announce to our shareholders that we have identified and signed a non-binding LOI for a strong seventh acquisition,” said Mark Fuller, President and CEO of Castellum. “This transaction, should we be able to close it, would give us over a $54 million revenue run-rate as well as expanding our scale and capabilities to serve our government clients. Additionally, our current business continues to perform well as evidenced by our recently announced record revenue for Q3 2022. We will be looking to do several other acquisitions in 2023 as we continue to execute on our business plan.”

About Castellum, Inc.:

Castellum, Inc. (NYSE American: CTM) is a technology service and solutions company executing strategic acquisitions in Cyber Security, Information Technology, Information Warfare, Electronic Warfare, Systems Engineering, Software Engineering, and Software Development. Castellum completed its uplisting to the NYSE American on October 13, 2022 and has completed six (6) strategic acquisitions over the past three years. For more information visit our website at https://castellumus.com/.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters disclosed at nyse.com. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements. Specifically, the letter of intent announced in today’s release is not a binding agreement and it may not close.

Contact:
Mark Fuller, CEO
info@castellumus.com

301-961-4895